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Exhibit 99.1

FOR IMMEDIATE RELEASE
July 16, 2001

Colbourne resigns as Tully's CEO

    SEATTLE, WA—Tully's Coffee Corporation today announced that Jamie Colbourne has stepped down as President and Chief Executive Officer and has been replaced, on an interim basis, by Marc Evanger.

    During the interim, Colbourne will remain as an adviser to the Tully's board on international business development. He remains a Director of Tully's Coffee Japan.

    Evanger, who has been a member of the board of directors and Vice President for Corporate Planning for the past 2 1/2 years, will be interim president and CEO while the board conducts a search for a new chief executive officer.

    Colbourne joined Tully's in February in a move to impose stronger management following a period of significant growth and expansion. He said today he was unwilling to continue as president and CEO because he had not been fully informed of the financial challenges facing the company when he agreed to take the job, and because he did not believe he had gained the full support of the board in addressing those challenges.

    Colbourne said, however, that he is willing to continue as an adviser to the coffee company because it is an exciting business with great potential, and he believes management is working to make the changes necessary for Tully's to become a successful company.

    "Members of the board of directors are appreciative of what Jamie was able to accomplish in his short time here," Evanger said. "We are disappointed he is stepping down but are pleased he has agreed to remain involved through this transition period."

    Tully's Coffee founder Tom O'Keefe will remain in his current role as chairman of the board.

    Tully's plans to file its Annual Report on Form 10-K, which will include its audited financial statements for the year which ended April 1, 2001. Tully's expects to report losses of approximately $23 million to $25 million on revenues of $42 million in fiscal 2001. The losses are up from the $8 million reported for fiscal 2000, as well as from the $9 million loss reported for the first three quarters of fiscal 2001. Much of the increase is attributable to one-time charges of about $8 million that the company recorded in the fourth quarter of fiscal 2001. The charges include the write down of assets and losses incurred with the closure of unprofitable stores, cancellation of leases and pre-opening expenses and the termination of some unprofitable business arrangements.

    "The company has made some mistakes in store site selection and other business ventures," Evanger said. "We have taken significant write-offs and continue to evaluate performance of other assets. Our results also reflect costs often associated with rapid expansion, entering new markets and building a highly recognized brand. This is a challenging time, but we have an exciting business and a promising future.

    "We have an outstanding brand and product, great employees and a strong management team. And I am eager to continue executing the business plan that has been put in place."

    Evanger said near-term growth will be focused on business opportunities such as wholesale accounts, joint ventures and licensing agreements. These will help leverage the Tully's brand and stabilize cash flow from operations. Tully's expects to continue to open new stores slowly and cautiously.

    Evanger, who has been with Tully's since 1998, formerly was Co-president as well as Senior Vice President of Finance and Administration and Chief Financial Officer of Quality Food Centers (QFC.) He also has been employed as a CPA by Price Waterhouse & Co., and is a Director of CarToys Inc. He

has also been involved with local non-profits including, Childhaven and The Bellevue Boys & Girls Club.

    Tully's Coffee is the nation's third-largest retailer of specialty coffees. It has 114 stores in the U.S., in Washington, Oregon, Idaho and California, 30 Tully's licensed stores in Japan and Sweden, plus 12 Spinelli licensed stores in Singapore and Taiwan. The company is privately held and has about 6,000 shareholders.

Media contacts:	Hamilton McCulloh/Louie Richmond (206) 682-6979 hamiltonm@richmondpr.com
Hamilton McCulloh cell phone: (206) 910-9797 Louie Richmond cell phone: (206) 790-3936

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Colbourne resigns as Tully's CEO